News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Yardley, PA - February 4, 2020. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter and year ended December 31, 2019.

Highlights

•	Fourth quarter earnings per share of $0.64 versus $0.40 in 2018

•	Fourth quarter adjusted earnings per share of $1.04 versus $1.00 in 2018

•	Full year cash from operations of $1.2 billion; record adjusted free cash flow of $754 million

•	Beverage can volumes up 7% in quarter, 3% for the year

•	Deleveraging plans on target

•	Beverage can capacity projects on schedule

•	Beverage can volumes expected to be up more than 5% in 2020

•	Increase in 2020 capital spending to support growing beverage can demand

Fourth Quarter Results

Net sales in the fourth quarter were $2,791 million compared to $2,734 million in the fourth quarter of 2018, reflecting a 7% increase in beverage can volumes.

Income from operations was $199 million in the quarter compared to $218 million in the fourth quarter of 2018. Segment income was $285 million in the fourth quarter compared to $279 million in the prior year fourth quarter.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company had a strong year in 2019, with fourth quarter overall performance in line with expectations, as strong operating results in Americas Beverage offset underperformance in the European Food business.  Also, as planned, we reduced inventories in our Transit Packaging business in anticipation of a softness in manufacturing activity which, while having an adverse impact on segment income, helped the Company achieve record cash flow in 2019.  Beverage can volumes were particularly robust in Brazil, Europe, Southeast Asia and the United States, as consumers in both emerging and developed markets continue to increasingly prefer cans over other packaging options. Our full year adjusted free cash flow of over $750 million allowed us to continue to reduce debt and meet our deleveraging targets.

“In 2019, the North American beverage can industry grew at its fastest pace in 25 years.  This expansion was driven by a growing proportion of new beverage products being introduced in cans versus other packaging formats, which is expected to continue.  To meet these increasing requirements in North America, we installed a new aluminum beverage can line at our Weston, Ontario plant which began production last month and are adding a third line at our Nichols, New York facility which will commence operations during the second quarter of this year.  In addition, Crown holds beverage can leadership positions in a number of faster-growing developing regions, and we have established an excellent platform for further growth in the coming years.  To meet this rising demand, during November 2019 the Company commenced operations at a new facility in Rio Verde, Brazil and has begun construction of a new beverage can plant in Nong Khae, Thailand which will begin production during the third quarter of 2020.  Lastly, our multi-year project to convert beverage can capacity in Spain from steel to aluminum now nears completion. Both lines in the Seville plant, which have multi-size capability, will be in commercial production early in the second quarter.

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“Looking ahead, we are excited about 2020.  Beverage cans are the world’s most sustainable and responsible beverage packaging format and, with the commercialization of significant new capacity, Crown is poised to continue to benefit from the global growth in beverage cans.  Moreover, our other global metal packaging and transit businesses continue generating significant and stable free cash flow, funding beverage can expansion and rapid deleveraging.”

Interest expense was $88 million in the fourth quarter of 2019 compared to $102 million in 2018 primarily due to lower debt levels in the current year.

Net income attributable to Crown Holdings in the fourth quarter was $87 million compared to $53 million in the fourth quarter of 2018. Reported diluted earnings per share were $0.64 in the fourth quarter of 2019 compared to $0.40 in 2018. Adjusted diluted earnings per share were $1.04 compared to $1.00 in 2018.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Full Year Results
Net sales for the full year of 2019 increased to $11,665 million compared to $11,151 million in 2018 primarily due to the impact of the Signode acquisition, partially offset by $254 million of unfavorable currency translation.

Income from operations was $1,196 million in 2019 compared to $1,096 million in 2018. Segment income in 2019 increased to $1,381 million over the $1,328 million in the prior year period, reflecting the impact of the Signode acquisition offset by $24 million of unfavorable currency translation.

Interest expense was $378 million for 2019 compared to $384 million in 2018 primarily due to lower interest rates offset by higher average outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in 2019 was $510 million compared to $439 million in 2018.  Reported diluted earnings per share were $3.78 compared to $3.28 in 2018.  Adjusted diluted earnings per share were $5.11 compared to $5.20 in 2018.

Outlook
The Company currently expects 2020 adjusted diluted earnings per share in the range of $5.40 to $5.60. Adjusted diluted earnings per share for the 2020 first quarter are expected to be in the range of $0.90 to $1.00.

The adjusted effective income tax rate for 2020 is expected to be between 24% and 25%.

Cash provided by operating activities is currently expected to be approximately $1,200 million for 2020 with capital spending of approximately $600 million.

Non-GAAP Measures
Segment income, adjusted free cash flow, net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

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The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the first quarter and full year of 2020 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow and net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

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Conference Call
The Company will hold a conference call tomorrow, February 5, 2020 at 9:00 a.m. (EST) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0194 or toll-free (888) 324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 12. The telephone numbers for the replay are (402) 998-0478 or toll free (800) 759-4056.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance and market trends in 2020, including consumer preference for beverage cans and increasing global beverage can demand and demand in Brazil, Europe, Southeast Asia, and the United States; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in the U.S. and Thailand and the Company’s ability to generate expected earnings and cash flow in 2020 that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2018 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$2,791	$2,734	$11,665	$11,151

Cost of products sold	2,267	2,224	9,349	9,028
Depreciation and amortization	124	120	490	425
Selling and administrative expense	161	156	631	558
Restructuring and other	40	16	(1)	44
Income from operations (1)	199	218	1,196	1,096

Pension settlements and curtailments	7	42	30	42
Other pension and postretirement	(6)	(20)	(17)	(67)
Foreign exchange	3	4	9	18
Earnings before interest and taxes	195	192	1,174	1,103
Interest expense	88	102	378	384
Interest income	(5)	(4)	(17)	(21)
Loss from early extinguishment of debt	21		27
Income before income taxes	91	94	786	740
Provision for income taxes	(24)	20	166	216
Equity earnings	1	1	5	4
Net income	116	75	625	528
Net income attributable to noncontrolling interests	(29)	(22)	(115)	(89)
Net income attributable to Crown Holdings	$87	$53	$510	$439

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.65	$0.40	$3.81	$3.28
Diluted	$0.64	$0.40	$3.78	$3.28

Weighted average common shares outstanding:
Basic	133,987,700	133,738,344	133,888,302	133,640,902
Diluted	135,187,487	134,095,905	134,884,969	133,878,064
Actual common shares outstanding	135,577,878	135,173,948	135,577,878	135,173,948

(1) A reconciliation from income from operations to segment income follows.

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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, provisions for asbestos and restructuring and other, and the impact of fair value adjustments to inventory acquired in an acquisition.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Income from operations	$199	$218	$1,196	$1,096
Intangibles amortization	46	45	186	148
Fair value adjustment to inventory (1)				40
Provision for restructuring and other	40	16	(1)	44
Segment income	$285	$279	$1,381	$1,328

(1) Included in cost of products sold

Segment Information

Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Americas Beverage	$856	$804	$3,369	$3,282
European Beverage	332	295	1,497	1,489
European Food	400	417	1,887	1,982
Asia Pacific	331	326	1,290	1,316
Transit Packaging	549	595	2,274	1,800
Total reportable segments	2,468	2,437	10,317	9,869
Non-reportable segments (2)	323	297	1,348	1,282
Total net sales	$2,791	$2,734	$11,665	$11,151

Segment Income
Americas Beverage	$148	$118	$534	$454
European Beverage	27	13	190	193
European Food	16	26	205	257
Asia Pacific	51	49	194	186
Transit Packaging	63	80	290	255
Total reportable segments	305	286	1,413	1,345
Non-reportable segments (2)	23	20	126	122
Corporate and other unallocated items	(43)	(27)	(158)	(139)
Total segment income	$285	$279	$1,381	$1,328

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended				Year Ended
	December 31,				December 31,
	2019		2018		2019		2018
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$87	$0.64	$53	$0.40	$510	$3.78	$439	$3.28
Intangibles amortization (1)	46	0.34	45	0.34	186	1.38	148	1.11
Fair value adjustment to inventory (2)							40	0.30
Restructuring and other (3)	40	0.30	16	0.12	(1)	(0.01)	44	0.33
Pension settlements and curtailments (4)	7	0.05	42	0.31	30	0.22	42	0.31
Acquisition costs (5)							24	0.18
Loss from early extinguishment of debt (6)	21	0.16			27	0.20
Income taxes (7)	(59)	(0.44)	(22)	(0.17)	(79)	(0.58)	(40)	(0.30)
Noncontrolling interests (8)	(1)	(0.01)			16	0.12	(1)	(0.01)
Adjusted net income/diluted earnings per share	$141	$1.04	$134	$1.00	$689	$5.11	$696	$5.20

Effective tax rate as reported	(26.4)%		21.3%		21.1%		29.2%

Adjusted effective tax rate (9)	17.1%		21.3%		23.8%		24.7%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the fourth quarter and full year of 2019, the Company recorded charges of $45 million ($34 million net of tax) and $181 million ($135 million net of tax) for intangibles arising from acquisitions. Also in the fourth quarter and full year of 2019, the Company recorded charges of $1 million ($1 million net of tax) and $5 million ($4 million net of tax) for accelerated depreciation related to the planned shutdown of a steel beverage can operation in Spain. In the fourth quarter and full year of 2018, the Company recorded charges of $45 million ($35 million net of tax) and $148 million ($111 million net of tax) for intangibles amortization.

(2)
In the second quarter of 2018, the Company recorded a charge of $40 million ($29 million net of tax) in cost of products sold for fair value adjustment related to the sale of inventory acquired in its acquisition of Signode.

(3)
In the fourth quarter and full year of 2019, the Company recorded net restructuring and other charges of $40 million ($36 million net of tax) and gains of $1 million ($10 million charge net of tax). The fourth quarter included a charge of $25 million for goodwill impairment in the European Aerosols and Promotional Packaging reporting unit, and restructuring and other charges of $15 million. In addition to the goodwill charge, the full year also included gains of $50 million arising from favorable court rulings in lawsuits brought by the Company’s Brazilian subsidiaries claiming they were overcharged by local tax authorities for indirect taxes paid in prior years, offset by other net charges of $24 million primarily related to restructuring actions. In the fourth quarter and full year of 2018, the Company recorded net restructuring and other charges of $16 million ($12 million net of tax) and $44 million ($35 million net of tax) including $22 million of transaction costs for the year in connection with its acquisition of Signode.

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(4)
In the fourth quarter and full year of 2019, the Company recorded charges of $7 million ($6 million net of tax) and $44 million ($37 million net of tax) arising from pension plan settlements. In the first quarter of 2019, the Company recorded a curtailment gain of $14 million ($12 million net of tax) in connection with the closure of a defined benefit pension plan to future accrual for active members. In the fourth quarter of 2018, the Company recorded pension and postretirement charges of $42 million ($35 million net of tax) arising from pension liability settlements.

(5)
In the first quarter of 2018, the Company recorded a charge of $15 million ($10 million net of tax) for net losses arising from its hedge of the U.S. dollar purchase price of its acquisition of Signode. Also in the first quarter of 2018, the Company incurred net charges of $9 million ($7 million net of tax) for pre-acquisition interest carrying costs on borrowings to finance the acquisition.

(6)
In the fourth quarter and full year of 2019, the Company recorded charges of $21 million ($15 million net of tax) and $27 million ($20 million net of tax) for the write off of deferred financing fees in connection with the repayment of a portion of its term loans.

(7)
In the fourth quarter and full year of 2019, the Company recorded income tax benefits of $22 million and $48 million related to the items described above. Also in the fourth quarter of 2019, the Company recorded benefits of $37 million primarily related to a deferred tax valuation allowance release arising from an internal debt restructuring. In the third quarter of 2019, the Company recorded a tax benefit of $9 million arising from tax law changes in India. In the second quarter of 2019, the Company recorded a charge of $15 million to settle a tax contingency arising from a transaction that occurred prior to its acquisition of Signode. In the fourth quarter and full year of 2018, the Company recorded income tax benefits of $21 million and $71 million related to the items described above. Also in the fourth quarter and full year of 2018, the Company recorded income tax benefits of $1 million and charges of $31 million related to taxes on the distribution of foreign earnings, including an adjustment for the impact of the “Tax Cut and Jobs Act.”

(8)
In the fourth quarter and full year of 2019, the Company recorded noncontrolling interest benefits of $1 million and expense of $16 million related to the items described above. In the full year of 2018, the Company recorded a noncontrolling interest benefit of $1 million related to the items described above.

(9)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2019 (1)	2018
Assets
Current assets
Cash and cash equivalents	$607	$607
Receivables, net	1,528	1,602
Inventories	1,626	1,690
Prepaid expenses and other current assets	241	180
Total current assets	4,002	4,079

Goodwill and intangible assets, net	6,445	6,635
Property, plant and equipment, net	3,887	3,745
Other non-current assets	1,148	803
Total	$15,482	$15,262

Liabilities and equity
Current liabilities
Short-term debt	$75	$89
Current maturities of long-term debt	62	86
Accounts payable and accrued liabilities	3,762	3,738
Total current liabilities	3,899	3,913

Long-term debt, excluding current maturities	7,818	8,517
Other non-current liabilities	1,673	1,546

Noncontrolling interests	379	349
Crown Holdings shareholders' equity	1,713	937
Total equity	2,092	1,286
Total	$15,482	$15,262

(1)
On January 1, 2019, the Company adopted new lease accounting guidance resulting in increases in other non-current assets and other non-current liabilities of $220. Prior period amounts have not been recast and continue to be reported in accordance with accounting guidance in effect for those periods.

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year ended December 31,	2019	2018

Cash flows from operating activities
Net income	$625	$528
Depreciation and amortization	490	425
Restructuring and other	(1)	44
Pension expense	66	45
Pension contributions	(23)	(20)
Stock-based compensation	29	27
Working capital changes and other	(23)	(478)
Net cash provided by operating activities (1)	1,163	571

Cash flows from investing activities
Capital expenditures	(432)	(462)
Beneficial interest in transferred receivables		490
Acquisition of business, net of cash acquired	(11)	(3,912)
Proceeds from sale of assets	47	36
Other	22	5
Net cash used for investing activities	(374)	(3,843)

Cash flows from financing activities
Net change in debt	(639)	3,680
Dividends paid to noncontrolling interests	(101)	(60)
Common stock repurchased	(7)	(4)
Debt issue costs	(18)	(70)
Other, net	(21)	(13)
Net cash provided by/(used for) financing activities	(786)	3,533

Effect of exchange rate changes on cash and cash equivalents	1	(37)

Net change in cash and cash equivalents	4	224
Cash and cash equivalents at January 1	659	435

Cash and cash equivalents at December 31 (2)	$663	$659

(1)
Adjusted free cash flow is defined by the Company as net cash from operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and full year ended December 31, 2019 and 2018 follows.

(2)	Cash and cash equivalents includes $56 and $52 of restricted cash at December 31, 2019 and 2018.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash from operating activities	$962	$803	$1,163	$571
Beneficial interest in transferred receivables (3)				490
Acquisition costs				22
Adjusted cash from operating activities	962	803	1,163	1,083
Interest included in investing activities (4)	2	15	23	15
Capital expenditures	(190)	(157)	(432)	(462)
Adjusted free cash flow	$774	$661	$754	$636

(3)
Subsequent to amendments to the Company’s receivables securitization program during the third quarter of 2018, certain activity that was previously reported as investing activity is now reported as operating activity.

(4)	Interest benefit of cross currency swaps included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Impact of Foreign Currency Translation by Segment (1) - Favorable/(Unfavorable)

	Three Months Ended		Year Ended
	December 31, 2019		December 31, 2019
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$5	$1	$(20)	$(2)
European Beverage	(3)		(56)	(5)
European Food	(9)	1	(102)	(11)
Asia Pacific	4	1	(1)
Transit Packaging	(6)	(1)	(58)	(7)
Corporate and Non-Reportable	(1)		(17)	1
	$(10)	$2	$(254)	$(24)

(1)
The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods.  In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Comparative Results for Transit Packaging

	Revenue			Segment Income			Depreciation (2)
	2019	2018	2017	2019	2018	2017	2019	2018	2017
Q1	$569	$588	$526	$73	$79	$76	$15	$13	$12
Q2	592	620	575	80	94	80	14	14	13
Q3	564	585	565	74	81	82	13	15	12
Q4	549	595	566	63	80	82	15	14	13
	$2,274	$2,388	$2,232	$290	$334	$320	$57	$56	$50

(2)	Amount of depreciation expense included in segment income.

Reconciliation of Adjusted EBITDA

	2019	2018
Income from operations	$1,196	$1,096
Add:
Intangibles amortization	186	148
Fair value adjustment to inventory		40
Provision for restructuring and other	(1)	44
Segment income	1,381	1,328
Other pension and postretirement	17	67
Depreciation	304	277
Adjusted EBITDA	$1,702	$1,672